Exhibit 28(g)(2)(a)

MUTUAL FUND

CUSTODY AND SERVICES AGREEMENT

i

MUTUAL FUND

CUSTODY AND SERVICES AGREEMENT

THIS AGREEMENT, effective as of the 1st day of May 2012, is between SECURIAN FUNDS TRUST (the “Trust”) a statutory trust established under the laws of the state of Delaware having its principal office and place of business at St. Paul, Minnesota, and THE BANK OF NEW YORK MELLON (successor by operation of law to Mellon Bank, N.A.) (the “Custodian”) a bank organized under the laws of the state of New York with its principal place of business at One Wall Street, New York, New York 10286.

W I T N E S S E T H:

WHEREAS, Advantus Series Fund, Inc. and the Custodian entered into a Mutual Fund Custody and Services Agreement effective as of September 10, 2003, including all amendments thereto prior to the date hereof (the “Original Version Agreement”);

WHEREAS, effective May 1, 2012, Advantus Series Fund, Inc. has been re-organized as Securian Funds Trust, a Delaware statutory trust;

WHEREAS, the Trust is assuming responsibility for all amounts (including without limitation compensation and indemnification amounts) for which Advantus Series Fund, Inc. would have responsibility to the Custodian with respect to the Original Version Agreement, and the Custodian is agreeing that all amounts for which it has responsibility to Advantus Series Fund, Inc. with respect to the Original Version Agreement will be owed by it to the Trust;

WHEREAS, the Trust operates as an open-end management investment company and has funds representing interests in separate portfolios of securities and other assets, and the Trust has made the funds listed on Appendix D hereto subject to this Agreement (each such fund shall be referred to as a “Fund” and collectively as the “Funds”);

WHEREAS, the Trust and the Custodian desire to set forth their agreement with respect to the custody of the Funds’ Securities and cash and the processing of securities transactions; and

WHEREAS, the Custodian agrees to perform the function of a Primary Custodian under Rule 17f-7.

NOW THEREFORE, the Trust and the Custodian agree as follows:

DEFINITIONS

The following words and phrases, unless the context requires otherwise, shall have the following meanings:

1.     “Act”: the Investment Company Act of 1940 and the Rules and Regulations thereunder, all as amended from time to time.

2.     “Agreement”: this agreement and any amendments to this agreement executed in accordance with the terms of this agreement.

3.     “Assets”: any of the Funds’ investments, including foreign currencies and investments for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect the Funds’ transactions in such investments.

4.     “Authorized Person”: the Chairman of the Trust’s Board, its President, and any Vice President, Secretary, Treasurer or any other person, whether or not any such person is an officer or employee of the Trust, duly authorized by the Board to give Instructions on behalf of a Fund which is listed in the Certificate annexed hereto as Appendix A or such other Certificate as may be received by the Custodian from time to time.

5.     “Board”: the Board of Trustees of the Trust.

6.     “Book-Entry System”: the Federal Reserve/Treasury book-entry system for United States and federal agency Securities, its successor or successors and its nominee or nominees.

7.     “Business Day”: any day on which the Fund, the Custodian, the Book-Entry System and appropriate Securities Depositories are open for business.

8.     “Certificate”: any notice, instruction or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, which is actually received by the Custodian and signed on behalf of a Fund by an Authorized Person or Persons designated by the Board to issue a Certificate.

9.     “Eligible Securities Depository”: the meaning of the term set forth in Rule 17f-7(b)(1).

10.   “Foreign Custodian”: a bank or financial institution located outside the U.S. which is utilized by the Custodian or one of its affiliates in connection with Assets and identified to the Trust from time to time. For the avoidance of doubt, the term “Foreign Custodian” shall not include any Securities Depository regardless of whether or not such entity or its service providers are acting in a custodial capacity with respect to Assets, Securities or other property of the Funds.

11.     “Instructions”: directions and instructions to the Custodian from an Authorized Person in writing by facsimile or electronic transmission subject to the Custodian’s practices or any other method specifically agreed upon, provided that the Custodian may, in its discretion, accept oral directions and instructions from an individual it reasonably believes to be an Authorized Person and will, in such case, request confirmation in writing.

12.     “Primary Custodian”: the meaning set forth in Rule 17f-7(b)(2).

13.     “Prospectus”: a Fund’s current prospectus and statement of additional information relating to the registration of the Shares under the Securities Act of 1933, as amended.

14.     “Risk Analysis”: the analysis required under Rule 17f-7(a)(1)(i)(A).

15.     “Rules 17f-4, 17f-5 and 17f-7”: such Rules as promulgated under Section 17(f) of the Act, as such rules (and any successor rules or regulations) may be amended from time to time.

16.     “Security” or “Securities”: bonds, debentures, notes, stocks, shares, evidences of indebtedness and other securities, commodities, interests and investments from time to time owned by the Funds.

17.     “Securities Depository”: a system for the central handling of securities. The Custodian’s use of a domestic Securities Depository will comply with the requirements of Rule 17f-4 to the extent applicable.

18.     “Selected Countries”: the jurisdictions listed on Appendix C.

19.     “Shares”: shares of each Fund, however designated.

ARTICLE I. – CUSTODY PROVISIONS

1.     Appointment of Custodian.     The Board appoints, and the Custodian accepts appointment as custodian of all the Securities and monies at the time owned by or in the possession of the Funds during the period of this Agreement.

2.     Custody of Cash and Securities.

a.     Receipt and Holding of Assets.    The Trust will deliver or cause to be delivered to the Custodian all Securities and monies owned by it at any time during the period of this Agreement. The Custodian will not be responsible for such Securities and monies until actually received. The Custodian shall identify on its books and records the Securities and cash belonging to the Trust, whether held directly or indirectly through subcustodians (including Foreign Custodians) or Securities Depositories. The Board specifically authorizes the Custodian to hold Securities, Assets or other property of the

Funds with any domestic subcustodian or Securities Depository, and Foreign Custodians. With respect to any Selected Country with respect to which the Custodian has selected one or more Foreign Custodians pursuant to the Custodian’s role as Foreign Custody Manager for a Fund, the Custodian will utilize such a Foreign Custodian with respect to Assets of that Fund in that Selected Country unless the Trust instructs the Custodian to utilize a different entity (such an instruction by the Trust will include the terms of a settlement instruction); for clarity, the Custodian shall have no liability for any entity that the Trust instructs the Custodian to utilize. Securities and monies of the Funds deposited in a Securities Depository will, unless contrary to law or practice, be reflected in an account or accounts which include only assets held by the Custodian or a Foreign Custodian for its customers. The Custodian will not hold Assets in a particular Eligible Securities Depository if the Trust informs the Custodian via a Certificate that the Eligible Securities Depository is not acceptable to the Trust; provided that if a Fund holds assets at a particular Eligible Securities Depository or a Fund enters into a transaction with respect to assets that as a matter of practice are or may be held at a particular Eligible Securities Depository, such action will conclusively serve as the Trust’s acknowledgement that such Eligible Securities Depository is acceptable to it. The Custodian may hold cash or may arrange to have cash held by a subcustodian (including a Foreign Custodian) or by a Securities Depository. Where cash is on deposit with the Custodian or a subcustodian (including a Foreign Custodian), it will be subject to the terms of this Agreement and such deposit terms and conditions as may be issued by the Custodian or a subcustodian (including a Foreign Custodian), to the extent applicable, from time to time, including rates of interest and deposit account access. The Trust acknowledges that, as part of the Custodian’s compensation, the Custodian will earn interest on cash balances held by the Custodian, including disbursement balances and balances arising from purchase and sale transactions, as disclosed in the Custodian’s float policy.

b.    Disbursements of Cash and Delivery of Securities.    The Custodian shall disburse cash or deliver out Securities only for the purposes listed below. Instructions must specify or evidence the purpose for which any transaction is to be made and the Funds shall be solely responsible to assure that Instructions are in accord with any limitations or restrictions applicable to the Funds.

(1)     In payment for Securities purchased for the applicable Fund;

(2)     In payment of dividends or distributions with respect to Shares;

(3)     In payment for Shares which have been redeemed by the applicable Fund;

(4)     In payment of taxes for the applicable Fund;

(5)     When Securities are sold, called, redeemed, retired or otherwise become payable on a voluntary basis;

(6)     In exchange for or upon conversion into other securities alone or other securities and cash pursuant to any plan or merger, consolidation, reorganization, recapitalization or readjustment;

(7)     Upon conversion of Securities pursuant to their terms into other securities;

(8)     Upon exercise of subscription, purchase or other similar rights represented by Securities;

(9)     For the payment of interest, management or supervisory fees, distributions or operating expenses;

(10)   In payment of fees and in reimbursement of the expenses and liabilities of the Custodian attributable to the applicable Fund;

(11)   In connection with any borrowings by the applicable Fund or short sales of securities requiring a pledge of Securities, but only against receipt of amounts borrowed;

(12)   In connection with any loans, but only against receipt of adequate collateral as specified in Instructions which shall reflect any restrictions applicable to the Fund;

(13)   For the purpose of redeeming Shares of the capital stock of the applicable Fund and the delivery to, or the crediting to the account of, the Custodian or the applicable Fund’s transfer agent, such Shares to be purchased or redeemed;

(14)   For the purpose of redeeming in kind Shares of the applicable Fund against delivery to the Custodian, its subcustodian or the Fund’s transfer agent of such Shares to be so redeemed;

(15)   For delivery in accordance with the provisions of any agreement among the Trust, the Custodian and a broker-dealer registered under the Securities Exchange Act of 1934 (the “Exchange Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Trust. The Custodian will act only in accordance with Instructions in the delivery of Securities to be held in escrow and will have no responsibility or liability for any such Securities which are not returned promptly when due other than to make proper requests for such return;

(16)   For spot or forward foreign exchange transactions to facilitate security trading, receipt of income from Securities or related transactions;

(17)   Upon the termination of this Agreement; and

(18)   For other purposes as may be specified in Instructions issued by an Authorized Person which shall include a statement of the purpose for which the delivery or payment is to be made, the amount of the payment or specific Securities to be delivered, and the name of the person or persons to whom delivery or payment is to be made.

c.     Actions Which May be Taken Without Instructions. Unless an Instruction to the contrary is received, the Custodian shall:

(1)     Collect all income due or payable, provided that the Custodian shall not be responsible for the failure to receive payment of (or late payment of) distributions or other payments with respect to Securities or other property held in the account;

(2)     Present for payment and collect the amount payable upon all Securities which may mature or be called, redeemed, retired or otherwise become payable on a mandatory basis. Notwithstanding the foregoing, the Custodian shall have no responsibility to the Funds for monitoring or ascertaining any call, redemption or retirement dates with respect to put bonds or similar instruments which are owned by the Funds and held by the Custodian or its nominees where such dates are not published in sources routinely used by the Custodian. Nor shall the Custodian have any responsibility or liability to the Funds for any loss by the Funds for any missed payments or other defaults resulting therefrom, unless the Custodian received timely notification from the Funds specifying the time, place and manner for the presentment of any such put bond or similar instrument owned by the Funds and held by the Custodian or its nominee. The Custodian shall not be responsible and assumes no liability for the accuracy or completeness of any notification the Custodian may furnish to the Funds with respect to put bonds or similar instruments;

(3)     Surrender Securities in temporary form for definitive Securities;

(4)     Hold directly, or through a Securities Depository with respect to Securities therein deposited, for the account of the applicable Fund all rights and similar Securities issued with respect to any Securities held by the Custodian hereunder for that Fund;

(5)     Submit or cause to be submitted to the applicable Fund or its investment advisor as designated by the Trust information actually received by the Custodian regarding ownership rights pertaining to property held for the applicable Fund;

(6)     Deliver or cause to be delivered any Securities held for the applicable Fund in exchange for other Securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any entity, or the exercise of any conversion privilege;

(7)     Deliver or cause to be delivered any Securities held for the applicable Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation or recapitalization or sale of assets of any entity, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

(8)     Make or cause to be made such transfers or exchanges of the assets specifically allocated to the applicable Fund and take such other steps as shall be stated in Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the applicable Fund;

(9)     Deliver Securities upon the receipt of payment in connection with any repurchase agreement related to such Securities entered into by a Fund;

(10)   Deliver Securities owned by the applicable Fund to the issuer thereof or its agent when such Securities are called, redeemed, retired or otherwise become payable on a mandatory basis. Notwithstanding the foregoing, the Custodian shall have no responsibility to the Funds for monitoring or ascertaining any call, redemption or retirement dates with respect to the put bonds or similar instruments which are owned by the Funds and held by the Custodian or its nominee where such dates are not published in sources routinely used by the Custodian. Nor shall the Custodian have any responsibility or liability to the Funds for any loss by the Funds for any missed payment or other default resulting therefrom, unless the Custodian received timely notification from the Funds specifying the time, place and manner for the presentment of any such put bond or similar instrument owned by the Funds and held by the Custodian or its nominee. The Custodian shall not be responsible and assumes no liability for the accuracy or completeness of any notification the Custodian may furnish to the Funds with respect to put bonds or similar instruments;

(11)   Endorse and collect all checks, drafts or other orders for the payment of money received by the Custodian for the account of the applicable Fund; and

(12)   In accordance with the Custodian’s standard operating procedures, execute any and all documents, agreements or other instruments as may be necessary or desirable for the accomplishment of the purposes of this Agreement.

d.     Confirmation and Statements.     Promptly after the close of business on each day, the Custodian shall furnish each Fund with confirmations and a summary of all transfers to or from the account of the Fund during the day. Where securities purchased by a Fund are in a fungible bulk of securities registered in the name of the Custodian (or its nominee) or shown on the Custodian’s account on the books of a Securities Depository, the Custodian shall by book-entry or otherwise identify the quantity of those securities belonging to that Fund. At least monthly, the Custodian shall furnish each Fund with a detailed statement of the Securities and monies held for the Fund under this Agreement.

e.     Registration of Securities. The Custodian is authorized to hold all Securities, Assets, or other property of each Fund in nominee name, in bearer form or in book-entry form. The Custodian may register any Securities, Assets or other property of each Fund in the name of the Trust or the Funds, in the name of the Custodian, any domestic subcustodian, or Foreign Custodian, in the name of any duly appointed registered nominee of such entity, or in the name of a Securities Depository or its successor or successors, or its nominee or nominees. The Trust agrees to furnish to the Custodian appropriate instruments to enable the Custodian to hold or deliver in proper form for transfer, or to register in the name of its registered nominee or in the name of a Securities Depository, any Securities which it may hold for the account of the applicable Fund and which may from time to time be registered in the name of the Trust or the applicable Fund. As an accommodation to the Trust, the Custodian may provide consolidated recordkeeping services pursuant to which the Custodian reflects on statements securities and other assets not held by, or under the control of, the Custodian (“Non-Custody Assets”). Non-Custody Assets shall be designated on Custodian’s books as “shares not held” or by other similar characterization. The Trust acknowledges and agrees that it shall have no security entitlement against the Custodian with respect to Non-Custody Assets, that the Custodian shall rely, without independent verification, on information provided by the Trust, its designee or the entity having custody regarding Non-Custody Assets (including but not limited to positions and market valuations), and that the Custodian shall have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on the Custodian’s books or set forth on account statements concerning Non-Custody Assets.

f.     Segregated Accounts. Upon receipt of Instructions, the Custodian will, from time to time establish segregated accounts on behalf of the applicable Fund to hold and deal with specified assets as shall be directed.

g.     Voting Rights. All voting rights with respect to Securities, however registered, shall be exercised by the Trust or its designee. The Custodian will make available to the Trust proxy voting services upon the request of, and for the jurisdictions selected by, the Trust in accordance with terms and conditions to be mutually agreed upon by the Custodian and the Trust.

3.     Settlement of Funds Transactions.

a.     Customary Practices. Settlement of transactions may be effected in accordance with trading and processing practices customary in the jurisdiction or market where the transaction occurs.

b.     Contractual Income. Unless the parties agree to the contrary, the Custodian shall credit the applicable Fund, in accordance with the Custodian’s standard operating procedure, with income and maturity proceeds on securities on contractual payment date net of any taxes or upon actual receipt. To the extent the Custodian credits income on contractual payment date, the Custodian may reverse such accounting entries with back value to the contractual payment date if the Custodian reasonably believes that such amount will not be received.

c.     Contractual Settlement.    Unless the parties agree to the contrary, the Custodian will attend to the settlement of securities transactions in accordance with the Custodian’s standard operating procedure, on the basis of either contractual settlement date accounting or actual settlement date accounting. To the extent the Custodian settles certain securities transactions on the basis of contractual settlement date accounting, the Custodian may reverse with back value to the contractual settlement date any entry relating to such contractual settlement if the Custodian reasonably believes that such amount will not be received.

4.     Lending of Securities.     The Custodian may lend the assets of the Funds in accordance with the terms and conditions of a separate securities lending agreement, approved by the Trust.

5.     Persons Having Access to Assets of the Funds.

a.    No trustee or agent of the Trust, and no officer, director, employee or agent of the Trust’s investment adviser, of any sub-investment adviser of the Trust, or of the Trust’s administrator, shall have physical access to the assets of the Funds held by the Custodian or be authorized or permitted to withdraw any investments of the Funds, nor shall the Custodian deliver any assets of the Funds to any such person. No officer, director, employee or agent of the Custodian who holds any similar position with the Trust’s investment adviser, with any sub-investment adviser of the Trust or with the Trust’s administrator shall have access to the assets of the Funds.

b.     Nothing in this Section 5 shall prohibit any duly authorized officer, employee or agent of the Trust, or any duly authorized officer, director, employee or agent of the investment adviser, of any sub-investment adviser of the Funds or of the Funds’ administrator, from giving Instructions to the Custodian or executing a Certificate so long as it does not result in delivery of or access to assets of the Funds prohibited by paragraph (a) of this Section 5.

6.     Standard of Care; Scope of Custodial Responsibilities.

a.     Standard of Care.     Custodian shall be required to exercise reasonable care with respect to its duties under this Agreement except as otherwise provided in Article II. Custodian’s duties are only as specifically set forth in this Agreement, and no duties shall be implied against Custodian.

(1)    Notwithstanding any other provision of this Agreement, the Custodian shall not be liable for any loss or damage, including counsel fees, resulting from its action or omission to act or otherwise, except for any such loss or damage arising out of the negligence or willful misconduct of the Custodian.

(2)    The Custodian may, with respect to questions of law, apply for and obtain the advice and opinion of counsel to the Trust or of its own counsel, at the expense of the Trust.

b.     Scope of Duties.     Notwithstanding anything in this Agreement to the contrary, the Custodian shall be under no duty or obligation to inquire into, and shall not be liable for:

(1)     The acts or omissions of any agent appointed pursuant to Instructions of the Trust or its investment advisor including, but not limited to, any broker-dealer or other entity to hold any Securities or other property of the Trust as collateral or otherwise pursuant to any investment strategy;

(2)     The validity of the issue of any Securities purchased by the Funds, the legality of the purchase thereof, or the propriety of the amount paid therefor;

(3)     The legality of the sale of any Securities by the Funds or the propriety of the amount for which the same are sold;

(4)     The legality of the issue or sale of any Shares, or the sufficiency of the amount to be received therefor;

(5)     The legality of the redemption of any Shares, or the propriety of the amount to be paid therefor;

(6)     The legality of the declaration or payment of any distribution of the Funds; and

(7)     The legality of any borrowing for temporary administrative or emergency purposes.

c.     No Liability Until Receipt.     The Custodian shall not be liable for, or considered to be the Custodian of, any money, whether or not represented by any check, draft, or other instrument for the payment of money, received by it on behalf of the Funds until the Custodian actually receives and collects such money.

d.     Amounts Due from Transfer Agent.     The Custodian shall not be required to effect collection of any amount due to the Funds from the Funds’ transfer agent nor be required to cause payment or distribution by such transfer agent of any amount paid by the Custodian to the transfer agent.

e.     Collection Where Payment Refused.     The Custodian shall not be required to take action to effect collection of any amount, if the Securities upon which such amount is payable are in default, or if payment is refused after due demand or presentation, unless and until it shall be directed to take such action and it shall be assured to its satisfaction of reimbursement of its related costs and expenses.

f.     No Duty to Ascertain Authority.     The Custodian shall not be under any duty or obligation to ascertain whether any Securities at any time delivered to or held by it for the Funds are such as may properly be held by the Funds under the provisions of its governing instruments or Prospectus.

g.     Reliance on Instructions.     The Custodian shall be entitled to rely upon any Instruction, notice or other instrument in writing received by the Custodian and reasonably believed by the Custodian (1) to be genuine and (2) to be signed by an Authorized Person. Where the Custodian is issued Instructions orally, the Funds acknowledge that the validity of the transactions or enforceability of the transactions authorized by the Funds shall not be affected if subsequent written confirmation is not received or is contrary to oral Instructions given. The Custodian shall be under no duty to question any direction of an Authorized Person, to review any property held in the account, to make any suggestions with respect to the investment of the assets in the account, or to evaluate or question the performance of any Authorized Person. The Custodian shall not be responsible or liable for any diminution of value of any securities or other property held by the Custodian.

7.     Use of Subcustodians.     Securities, Assets and other property of the Funds maintained at subcustodians (including Foreign Custodians) shall be maintained subject to the terms and conditions of the Custodian’s (or its affiliate’s) agreement with such subcustodian. The Custodian does not currently utilize any domestic subcustodians. If the Custodian were to utilize any domestic subcustodians, it will inform the Trust within a reasonable period of time after beginning such utilization. Any domestic subcustodian utilized by the Custodian will be eligible to act as a custodian for a registered investment company. Subcustodians may be affiliates of the Custodian.

8.     Overdraft Facility and Security for Payment.     In the event that the Custodian receives Instructions to make payments or transfers of monies on behalf of a Fund for which there would be, at the close of business on the date of such payment or transfer, insufficient monies held by the Custodian on behalf of the Fund, the Custodian may, in its sole discretion, provide an overdraft (an “Overdraft”) to the Fund in an amount sufficient to allow the completion of such payment or transfer. Any Overdraft provided hereunder: (a) shall be payable on the next day, unless otherwise agreed by the Fund and the Custodian; and (b) shall accrue interest from the date of the Overdraft to the date of payment in full by the Fund at a rate agreed upon from time to time, by the Custodian and the Fund or, in the absence of specific agreement, at such rate as charged to other customers of Custodian under procedures uniformly applied. The Custodian and the Trust acknowledge that the purpose of such Overdraft is to temporarily finance the purchase of Securities for prompt delivery in accordance with the terms hereof, to meet unanticipated or unusual redemptions, to allow the settlement of foreign exchange contracts or to meet other unanticipated Fund expenses. The Custodian shall promptly notify the Fund (an “Overdraft Notice”) of any Overdraft. To secure payment of any Overdraft, to the maximum extent permitted by law the Trust hereby grants to the Custodian a continuing security interest in and right of setoff against the Securities and cash in each Fund’s account from time to time in the full amount of such Overdraft. Should the Fund fail to pay promptly any amounts owed hereunder, the Custodian shall be entitled to use available cash in the Fund’s account and to liquidate Securities in the account as necessary to meet the Fund’s obligations under the Overdraft. In any such case, and without limiting the foregoing, the Custodian shall be entitled to take such other actions(s) or exercise such other options, powers and rights as the Custodian now or hereafter has as a secured creditor under the New York Uniform Commercial Code or any other applicable law. The Trust covenants that, except to the extent required by applicable law, the rights set forth in this provision shall have a first priority subject to no setoffs or claims of any other person prior to or on parity therewith.

9.     Tax Obligations.     For purposes of this Agreement, “Tax Obligations” shall mean taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses. To the extent that the Custodian has received relevant and necessary information with respect to a Fund’s account, the Custodian shall perform the following services with respect to Tax Obligations:

a.     The Custodian shall file claims for exemptions or refunds with respect to withheld foreign (non-U.S.) taxes in instances in which such claims are appropriate;

b.     The Custodian shall withhold appropriate amounts, as required by U.S. tax laws, with respect to amounts received on behalf of nonresident aliens upon receipt of Instructions; and

c.     The Custodian shall provide to the Trust such information received by the Custodian which could, in the Custodian’s reasonable belief, assist the Trust in the submission of any reports or returns with respect to Tax Obligations. The Trust shall inform the Custodian in writing as to which party or parties shall receive information from the Custodian.

The Custodian shall provide such other services with respect to Tax Obligations, including preparation and filing of tax returns and reports and payment of amounts due (to the extent funded), as requested by the Trust and agreed to by the Custodian in writing. The Custodian shall have no independent obligation to determine the existence of any information with respect to, or the extent of, any Tax Obligations now or hereafter imposed on the Trust by any taxing authority. Except as specifically provided herein or agreed to in writing by the Custodian, the Custodian shall have no obligations or liability with respect to Tax Obligations, including, without limitation, any obligation to file or submit returns or reports with any taxing authorities.

In making payments to service providers pursuant to Instructions, the Trust acknowledges that the Custodian is acting as a paying agent and not as the payor, for tax information reporting and withholding purposes.

10.     Foreign Exchange Transactions.     For the purpose of settling securities and foreign exchange transactions, the Trust shall provide the Custodian with sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictate. As used herein, “sufficient immediately available funds” shall mean either (i) sufficient cash denominated in U.S. dollars to purchase the necessary foreign currency, or (ii) sufficient applicable foreign currency, to settle the transaction. Any foreign exchange transaction effected by the Custodian in connection with this Agreement may be entered with the Custodian or an affiliate of the Custodian acting as a principal or otherwise through customary channels. The Trust may issue standing Instructions with respect to foreign exchange transactions, but the Custodian may establish rules or limitations concerning any foreign exchange facility made available to the Trust.

ARTICLE II. – RISK ANALYSIS

1.     Risk Analysis.     The Custodian will provide the Trust on behalf of the Funds with a Risk Analysis with respect to Securities Depositories operating in the countries listed in Appendix C as well as such other Securities Depositories as the Trust reasonably requests in writing (provided that with respect to such other Securities Depositories the Custodian provides a Risk Analysis with respect to such Securities Depository as a normal course of business). If the Custodian is unable to provide a Risk Analysis with respect to a particular Securities Depository, it will notify the Trust on behalf of the Funds. If a new Securities Depository commences operation in one of the Appendix C countries, the Custodian will provide the Trust on behalf of the Funds with a Risk Analysis in a reasonably practicable time after such Securities Depository becomes operational. If a new country is added to Appendix C, the Custodian will provide the Trust on behalf of the Funds with a Risk Analysis with respect to each Securities Depository in that country within a reasonably practicable time after the addition of the country to Appendix C.

2.     Monitoring of Securities Depositories.    The Custodian will monitor the custody risks associated with maintaining assets with each Securities Depository for which it has provided the Trust on behalf of the Funds with a Risk Analysis as required under Rule 17f-7. The Custodian will promptly notify the Trust on behalf of the Funds or its investment adviser of any material change in these risks.

3.     Use of Agents.    The Custodian may employ agents, including, but not limited to Foreign Custodians, to perform its responsibilities under Sections 1 and 2 above.

4.     Exercise of Reasonable Care.    The Custodian, whether or not it uses an

agent, will exercise reasonable care, prudence, and diligence in performing its responsibilities under this Article II. With respect to the Risk Analyses provided or monitoring performed by an agent, the Custodian will exercise reasonable care, prudence and diligence in the selection of such agent, and shall be entitled to rely upon information provided by agents so selected in the performance of its duties and responsibilities under this Article II.

5.     Liabilities and Warranties.     While the Custodian will take reasonable precautions to ensure that information provided is accurate, the Custodian shall have no liability with respect to information provided to it by third parties (including agents). Due to the nature and source of information, and the necessity of relying on various information sources, most of which are external to the Custodian, the Custodian shall have no liability for direct or indirect use of such information.

6.     Use of Securities Depositories.     The Custodian may assume that the Trust and its investment adviser have determined, pursuant to Rule 17f-7, that a Securities Depository provides reasonable safeguards against custody risks if a Fund decides to place and maintain foreign assets with any Securities Depository as to which the Custodian has provided the Trust on behalf of such Fund with a Risk Analysis.

7.     Country Risk.     Notwithstanding anything in this Agreement to the contrary, Risk Analysis and monitoring do not include any evaluation of Country Risks. As used herein the term “Country Risks” shall mean with respect to any Securities Depository: (a) the financial infrastructure of the country in which it is organized, (b) such country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) such country’s regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations or fluctuations and (f) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

ARTICLE III. – GENERAL PROVISIONS

1.     Compensation.

a.     The Trust will compensate the Custodian for its services rendered under this Agreement in accordance with the fees set forth in a separate Fee Schedule which schedule may be modified by the Custodian upon not less than sixty days prior written notice to the Trust.

b.     The Custodian will bill the Trust as soon as practicable after the end of each calendar month. The Trust will promptly pay to the Custodian the amount of such billing.

c.     If not paid directly or timely by the Trust, the Custodian may charge against assets held on behalf of the respective Fund compensation and any expenses incurred by the Custodian in the performance of its duties pursuant to this Agreement for such Fund. The Custodian shall also be entitled to charge against assets of the respective Fund the amount of any loss, damage, liability or expense incurred with respect to such Fund, including counsel fees, for which it shall be entitled to reimbursement under the provisions of this Agreement with respect to such Fund. The expenses which the Custodian may charge with respect to a particular Fund include, but are not limited to, the expenses of domestic subcustodians and Foreign Custodians incurred in settling transactions for such Fund.

2.    Insolvency of Foreign Custodians.     The Custodian shall not be responsible for losses or damages suffered by the Funds arising as a result of the insolvency of a Foreign Custodian (provided that nothing in this sentence shall relieve the Custodian from any obligations it has assumed (pursuant to a separate agreement) as Foreign Custody Manager to a Fund).

3.    Liability for Depositories.     Securities, Assets and other property of the Funds maintained in a Securities Depository will be subject to the rules, terms and conditions of such Securities Depository. The Custodian shall not be responsible for any losses resulting from the deposit or maintenance of Securities, Assets or other property of the Funds with a Securities Depository, except to the extent that action or inaction by a Securities Depository is the direct result of the Custodian’s failure to fulfill its obligations under this Agreement.

4.    Damages.     Under no circumstances shall the Custodian be liable for any indirect, consequential or special damages.

5.     Indemnification; Liability of the Funds.

a. The Trust shall indemnify the Custodian from all liability and expense, including reasonable counsel fees and expenses, arising out of the performance of the Custodian’s obligations under this Agreement except as a result of the Custodian’s negligence or willful misconduct. This provision shall survive termination of this Agreement.

b. The Trust and the Custodian agree that the obligations of the Trust under this Agreement shall not be binding upon any of the trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust.

6.    Force Majeure.     Notwithstanding anything in this Agreement to the contrary, the Custodian shall not be liable for any losses resulting from or caused by events or circumstances beyond its reasonable control, including, but not limited to, losses resulting from nationalization, strikes, expropriation, devaluation, revaluation, confiscation, seizure, cancellation, destruction or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, taxes, levies or other charges affecting the Funds’ property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or any other similar event.

7.    Termination.

a.     Either party may terminate this Agreement with respect to one or more Funds by giving the other party sixty (60) days notice in writing, specifying the date of such termination. In the event notice is given by the Trust, it shall be accompanied by a Certificate evidencing the vote of the Trust’s Board to terminate this Agreement with respect to the applicable Funds and designating a successor.

b.     In the event notice of termination is given by the Custodian, the Trust shall, on or before the termination date, deliver to the Custodian a Certificate evidencing the vote of the Board designating a successor custodian. In the absence of such designation, the Custodian may designate a successor custodian, which shall be a person qualified to so act under the Act. If the Trust fails to designate a successor custodian, the Trust shall, upon the date specified in the notice of termination, and upon the delivery by the Custodian of all Securities and monies then owned by the applicable Funds, be deemed to be its own custodian with respect to such Funds and the Custodian shall thereby be relieved of all duties and responsibilities with respect to such Funds under this Agreement other than the duty with respect to Securities held in the Book-Entry System which cannot be delivered to the applicable Funds.

c.     Upon termination of this Agreement with respect to the applicable Funds, the Custodian shall, upon receipt of a notice of acceptance by the successor custodian, deliver to the successor all Securities and monies then held by the Custodian on behalf of such Funds, after deducting all fees, expenses and other amounts owed.

d.     In the event of a dispute following the termination of this Agreement, all relevant provisions shall be deemed to continue to apply to the obligations and liabilities of the parties.

8.     Inspection of Books and Records.     The books and records maintained by the Custodian for the Trust are the property of the Trust and upon the Trust’s reasonable written request all such books and records shall be open to inspection and audit at reasonable times by officers and auditors employed by the Trust at its own expense, and by the appropriate employees of the Securities and Exchange Commission or any other regulator of the Trust. The Custodian agrees to make available to the Trust upon the Trust’s reasonable written request and at the Trust’s reasonable expense the books and records referenced in the preceding sentence.

9.     Miscellaneous.

a.     Appendix A is a document setting forth the names and the signatures of Authorized Persons. The Trust shall furnish a new document when the list of Authorized Persons is changed in any way. Until a new certification is received, the Custodian shall be fully protected in relying upon the last delivered Certificate.

b.     Appendix B is a Certificate signed by the Secretary of the Trust setting forth the names and the signatures of the present officers of the Trust. The Trust agrees to furnish to the Custodian a new Certificate when any changes are made. Until a new Certificate is received, the Custodian shall be fully protected in relying upon the last delivered Certificate.

c.     Any required written notice or other instrument shall be sufficiently given if addressed to the Custodian or the Trust as the case may be and delivered to it at its offices at:

The Custodian:	The Bank of New York Mellon
BNY Mellon Center
500 Grant Street
Pittsburgh, PA 15258-0001
Attn: David J. Egan, Managing Director

The Trust:	Securian Funds Trust c/o
Advantus Capital Management
400 Robert Street North
St. Paul, MN 55101-2098
Attn. Chief Compliance Officer

or at such other place as the parties may from time to time designate to the other in writing.

d.     This Agreement may not be amended or modified except by a written agreement executed by both parties.

e.     This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of the Custodian, or by the Custodian without the written consent of the Trust, which consent will not be unreasonably withheld or delayed.

f.     Nothing in this Agreement shall give or be construed to give or confer upon any third party any rights hereunder.

g.     The Custodian represents that it is a U.S. Bank within the meaning of paragraph (a)(7) of Rule 17f-5.

h.     The Trust acknowledges and agrees that, except as expressly set forth in this Agreement, the Trust is solely responsible to assure that the maintenance of the Funds’ Securities and cash hereunder complies with the Act and applicable interpretations thereof or exemptions therefrom. The Trust represents that it has determined that it is reasonable to rely on Custodian to perform the responsibilities delegated pursuant to this Agreement.

i.     This Agreement shall be construed in accordance with the laws of the state of New York. Each party to this Agreement waives its right to a jury trial with respect to any matter relating to this Agreement.

j.     The captions of the Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

k.     Each party represents to the other that it has all necessary power and authority, and has obtained any consent or approval necessary to permit it, to enter into and perform this Agreement and that this Agreement does not violate, give rise to a default or right of termination under or otherwise conflict with any applicable law, regulation, ruling, decree or other governmental authorization or any contract to which it is a party or by which any of its assets is bound.

l.     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

10.     Original Version Agreement.

a.     The Trust assumes responsibility for all amounts (including without limitation compensation and indemnification amounts) for which Advantus Series Fund, Inc. would have responsibility to the Custodian with respect to the Original Version Agreement. The Custodian agrees that all amounts for which it has responsibility to Advantus Series Fund, Inc. with respect to the Original Version Agreement are owed by it to the Trust.

b.     The Trust assumes responsibility for all overdrafts, advances and similar items for which Advantus Series Fund, Inc. would have responsibility to the Custodian with respect to the Original Version Agreement, and such overdrafts, advances and similar items shall be subject to the terms of this Agreement.

c.     For clarity, the Custodian shall be entitled with respect to this Agreement to continue to rely on any standing instructions, directions, procedures or similar items that were provided to or utilized by it in relation to Advantus Series Fund, Inc. with respect to the Original Version Agreement.

d.     For clarity, the Custodian’s compensation arrangements in effect with respect to the Original Version Agreement shall continue in effect with respect to this Agreement until amended as provided in this Agreement.

11.     USA PATRIOT Act.     The Trust hereby acknowledges that the Custodian is subject to federal laws, including the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Custodian must obtain, verify and record information that allows the Custodian to identify the Trust. Accordingly, prior to opening an account hereunder, the Custodian will ask the Trust to provide certain information including, but not limited to, the Trust’s name, physical address, tax identification number and other information that will help the Custodian to identify and verify the Trust’s identity, such as organizational documents, certificate of good standing, license to do business or other pertinent identifying information. The Trust agrees that the Custodian cannot open an account hereunder unless and until the Custodian verifies the Trust’s identity in accordance with the Custodian’s CIP.

12.     Foreign Custody Manager.     Unless otherwise agreed in writing by the Trust and the Custodian, the Custodian will act as a Foreign Custody Manager for a Fund (as contemplated by Rule 17f-5) for so long as the Custodian acts as custodian for such Fund pursuant to this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives duly authorized as of the day and year first above written.

SECURIAN FUNDS TRUST

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

APPENDIX A

LIST OF AUTHORIZED PERSONS

SECURIAN FUNDS TRUST (the “Trust”), a statutory trust established under the laws of the state of Delaware, does hereby certify that:

The individuals listed on the following pages have been duly authorized as Authorized Persons to give Instructions and Certificates on behalf of the Trust and each Fund thereof and the specimen signatures set forth opposite their respective names are their true and correct signatures:

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APPENDIX B

TRUST OFFICERS

SECURIAN FUNDS TRUST (the “Trust”), a statutory trust established under the laws of the state of Delaware, does hereby certify that:

The following individuals serve in the following positions with the Trust and each individual has been duly elected or appointed to such position and qualified therefor in conformity with the Trust’s governing instrument and the specimen signatures set forth opposite their respective names are their true and correct signatures:

Name	Position	Signature

David M. Kuplic	President

Bruce P. Shay	Vice President

Gary M. Kleist	Vice President and Treasurer

By:
Eric J. Bentley
Assistant Secretary

Dated:

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APPENDIX C

SELECTED COUNTRIES

This Appendix C is deemed to contain all countries in which Custodian acts as a Foreign Custody Manager with respect to the Trust.

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APPENDIX D

FUNDS

SECURIAN FUNDS TRUST – ADVANTUS BOND FUND

SECURIAN FUNDS TRUST – ADVANTUS INTERNATIONAL BOND FUND

SECURIAN FUNDS TRUST – ADVANTUS MORTGAGE SECURITIES FUND

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